December 30, 2011

Mutual Fund Series Trust

630 Fitzwatertown Road

Suite 2, 2nd Floor

Willow Grove, PA 19090

Re:

Mutual Fund Series Trust, File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 66 to the Mutual Fund Series Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 68 to the Registration Statement (the “Amendment”).  We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP

Thompson Hine LLP

655376.32